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                                                                    EXHIBIT 5.7




                     CHADBOURNE & PARKE ENGLISH LAW OPINION




December 19, 2002


To: Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112-0127

To: Herbalife International, Inc.
and each of the guarantors
of the Series B Notes (listed on Appendix A hereto)
1800 Century Park East
Los Angeles, CA 90067

Attention:


RE: HERBALIFE (UK) LIMITED ("HERBALIFE UK") AND HERBALIFE EUROPE LIMITED ("HERBALIFE EUROPE")

Dear Sirs:

You have requested our opinion concerning certain Agreements (as defined below) to which Herbalife (UK) Limited and Herbalife Europe Limited, private limited companies organised under the Laws of England and Wales (the "UK Subsidiaries" and each a "UK Subsidiary") are parties.

We are qualified solicitors practising English law and this opinion is given only with respect to English law as currently applied by the English courts and is itself governed by English law. We have not investigated the laws of any country other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict of laws rule) will act in accordance with the parties' agreement as to the jurisdiction and/or choice of law or uphold the terms of the Guarantee. We express no opinion as to matters of fact.

1.       DEFINITIONS AND INTERPRETATION

In this opinion:

1.1 Unless otherwise defined herein, capitalised terms used in this legal opinion shall have the following meanings:

         "AGREEMENTS" Means the following documents governed by New York law: the Guarantee, the Supplemental Indenture, the Joinder to the Purchase Agreement and the Joinder to the Registration Rights Agreement;


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         "GUARANTEE" means a guarantee dated as of 31 July, 2002 among the UK
         Subsidiaries and certain affiliated guarantors guaranteeing, inter alia, (i) the due and punctual payment of the principal of, premium, if any, and interest (and liquidated damages, if any) on the 11 3/4% Senior Subordinated Notes due 2010 (the "Notes") of WH Acquisition Corp., a Nevada corporation and the prompt payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest on the Notes, and all other payment obligations of the Company, to the holders of the Notes or the Bank of New York, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, the prompt payment in full of such Notes or other obligations when due in accordance with the terms of the extension or renewal, pursuant to the Indenture;

         "HERBALIFE INTERNATIONAL" means Herbalife International, Inc., a Nevada corporation;

         "INDENTURE" means an indenture dated as of 27 June 2002 among WH Acquisition Corp.; WH Intermediate Holdings Ltd.; WH Luxembourg Holdings SaRL; WH Luxembourg Intermediate Holdings SaRL; WH Luxembourg CM SaRL, and the Bank of New York;

         "JOINDER TO THE PURCHASE AGREEMENT" means the joinder to the purchase agreement dated 31 July 2002 from the UK Subsidiaries and certain affiliated guarantors to UBS Warlburg LLC;

         "JOINDER TO THE REGISTRATION RIGHTS AGREEMENT" means the joinder to the registration rights agreement dated 31 July 2002 from the UK Subsidiaries and certain affiliated guarantors to UBS Warlburg LLC;

         "PURCHASE AGREEMENT" means the purchase agreement dated 21 June 2002 among WH Acquisition Corp.; Herbalife International; WH Intermediate Holdings Ltd.; WH Luxembourg Holdings SaRL; WH Luxembourg Intermediate Holdings SaRL; WH Luxembourg CM SaRL;

         "REGISTRATION RIGHTS AGREEMENT" means an undated registration rights agreement among WH Acquisition Corp.; UBS Warlburg LLC; WH Intermediate Holdings Ltd.; WH Luxembourg Holdings SaRL; WH Luxembourg Intermediate Holdings SaRL; and WH Luxembourg CM SaRL;

         "SUPPLEMENTAL INDENTURE" means a supplemental indenture dated as of 31 July 2002 among Herbalife International, the Bank of New York, the UK Subsidiaries and certain affiliated guarantors;

         "TAX" includes any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any applicable fine, penalty, surcharge or interest) imposed by any local, municipal, governmental, state, federal or other fiscal, revenue, customs and/or excise authority, body or official in the United Kingdom competent to impose tax.

1.2 The title of any paragraph shall not affect the meaning of that or any other paragraph.

1.3 Each reference to a person is deemed to include a reference to a company, partnership, unincorporated body and any other entity and vice versa.


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1.4      Searches and enquiries referred to in paragraph 2 of this opinion are hereafter called the "Searches".

2.       DOCUMENTS AND SEARCHES

2.1      DOCUMENTS

         Unless otherwise stated, in rendering this opinion, we have examined and relied on executed copies of the following documents which forms the sole basis for this opinion:-

         2.1.1    the Guarantee;

         2.1.2    the Supplemental Indenture and the Indenture;

         2.1.3    the Joinder to the Purchase Agreement and the Purchase
                  Agreement;

         2.1.4 the Joinder to the Registration Rights Agreement and the Registration Rights Agreement;

         2.1.5 copies of the Memorandum and Articles of each of the UK Subsidiaries as obtained from a search of the Registrar of Companies on 26 November 2002;

         2.1.6 copy of the Certificate of Incorporation of private limited companies as obtained from a search of the Registrar of Companies on 26 November 2002 in respect of each UK Subsidiary;

         2.1.7 copy of each Certificate of Incorporation on change of name as obtained from a search of the Registrar of Companies on 26 November 2002 in respect of each UK Subsidiary;

         2.1.8 copy of the board minutes dated 26 July 2002 of each UK Subsidiary approving its entry into the Guarantee, the Supplemental Indenture, the Joinder to the Purchase Agreement and the Joinder to the Registration Rights Agreement; and a power of attorney appointing Mr. Frank P. Morse as attorney to execute on behalf of each of the UK Subsidiaries the aforementioned documents;

         2.1.9 copy of the written resolutions dated 12 November 2002 of the Board of Directors of each of the UK Subsidiaries, approving the execution by it and filing with the Securities and Exchange Commission of the Exchange Statement on Form S-4 relating to the offer to exchange all outstanding unregistered Series A Notes (as defined in Mr Robin Potts' opinion referred to in paragraph 2.1.12) for 11 3/4% Series B Senior Subordinated Notes due 2010;

         2.1.10 copies of the board minutes dated 17 December, 2002 of each UK Subsidiary, inter alia, confirming its entry into the transactions contemplated in the first paragraph of this opinion;


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         2.1.11   executed copy dated 20 July 2002 of a power of attorney in favour of Frank P. Morse executed by each UK Subsidiary;

         2.1.12 an original signed opinion from Mr Robin Potts QC dated 4 December 2002 opining on section 151 of the Companies Act 1985, in the form of Appendix B; and

         2.1.13 copies of certificates of the directors of each UK Subsidiary dated 17 December 2002 certifying that the board minutes and resolutions referred to in paragraphs 2.1.8 to 2.1.10 inclusive provided to us are true and complete and certifying to us those matters referred to in Appendix C.

         INSOLVENCY AND OTHER SEARCHES

         We have conducted the following Searches:

         2.2.1 Searches made on the 19 December 2002 at the Companies Registry against each UK Subsidiary, and an oral enquiry made to the Central Registry of Winding-up Petitions at or about 4:00 pm on the 19 December 2002 with respect to each UK Subsidiary revealed no petition, order or resolution for the winding-up of the UK Subsidiaries and no petition for, and no notice of, appointment in respect of each UK Subsidiary of a receiver or administrator. However such searches at the Companies Registry are not conclusively capable of revealing whether or not: (i) a winding-up order has been made in respect of a company or a resolution passed for the winding-up of a company; or (ii) an administration order has been made in respect of a company; or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company, because notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the public microfiche of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented;

         2.2.2 The enquiries at the Central Registry of Winding-up Petitions referred to above relate only to a compulsory winding-up and are not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiries were made;

         2.2.3 Searches made on the 19 December 2002 at the Companies Registry against each UK Subsidiary did not reveal any alterations to the documents referred to in paragraphs 2.1.5 to 2.1.7 inclusive.

2.3      ASSUMPTION

         2.3.1 Also, we have assumed that the information disclosed by such Searches was then accurate and has not since been altered and that such Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time of our Searches and that such oral enquiry did not fail to elicit any material information.


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3.       ASSUMPTIONS

In giving this opinion, we have assumed that:-

3.1      GENERAL MATTERS

         3.1.1 any document referred to in paragraph 2.1 above as having been seen by us only in draft form is to be duly executed and delivered and in such form by each of the parties to it by a person or persons duly authorised to do so;

         3.1.2 the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies and that the terms of the Agreements are observed and performed by the parties thereto;

         3.1.3 the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

         3.1.4 that the directors of each UK Subsidiary have all been validly appointed and, in authorising execution of the Agreements to which their companies are a party, have exercised their powers in accordance with their duties under all applicable laws and the Memorandum and Articles of Association of each such company revealed in the Searches and the resolutions so authorising such executions have not been revoked or varied and remain in full force and effect;

         3.1.5 that all deeds, contracts, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Agreements are within the capacity and powers of and have been duly authorised, executed, authenticated (where applicable) and delivered by each of the parties thereto, other than each UK Subsidiary, in accordance with all applicable laws of all applicable jurisdictions;

         3.1.6 that the Agreements and the rights and obligations created thereby constitute the legal, valid and binding obligations of each of the parties thereto, other than each UK Subsidiary, in accordance with their respective terms under the laws of the State of New York, by which the Agreements are expressed to be governed and that the choice of the laws of the State of New York to govern the Agreements are recognized by the laws of the State of New York and are not subject to avoidance by any person (other than as described herein in relation to each UK Subsidiary);

         3.1.7 that the Agreements are enforceable in accordance with their terms under all the applicable laws of the State of New York by which they are expressed to be governed, and that satisfactory evidence of the laws of the State of New York that are required to be pleaded and proved as a fact in any proceedings before the English courts, could be so pleaded and proved;


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         3.1.8    that the Agreements been entered into, and each of the
                  transactions referred to or contemplated in this opinion or those documents are and will be carried out by each of the parties thereto, in good faith and for the purpose of carrying on their business and the terms of the Agreements are bona fide arm's length commercial terms and the Agreements have been entered into for bona fide commercial reasons;

         3.1.9 that the representations and warranties given by the parties, including each UK Subsidiary, in the Agreements are true, correct, accurate and complete in all respects and that any statements made by the parties, including each UK Subsidiary, that they do not know, are not aware of or believe they have had no notice of any act, matter, thing or circumstance means that in fact the same does not exist or has not occurred:

         3.1.10 all material facts and documents relevant to this opinion have been disclosed to us;

         3.1.11 neither execution nor performance nor observance of the Agreements are contrary to any law, regulations or public policy and no foreign law affects any of the opinions stated herein;

         3.1.12 the Searches and the certificates referred to in paragraph 2.1 were accurate and complete and none of the documents in paragraph 2.1 has been amended since the dates specified in that paragraph; and

         3.1.13 that the opinion of Mr Robin Potts QC referred to in paragraph 5 hereof is a correct statement of English law.

We have not taken any steps to verify any of the above assumptions.

4.       APPLICABILITY OF ENGLISH FINANCIAL ASSISTANCE LAWS

We have sought and rely on the opinion of leading corporate counsel, Mr Robin Potts, QC on the above issue. Mr Potts QC in his signed opinion dated 4 December 2002 (the form of which is attached as Appendix B) has reconfirmed that in his opinion the granting of financial assistance (including guarantees of the Series A Notes and Series B Notes, as defined in his opinion) by each UK Subsidiary in relation to the acquisition of shares in its foreign parent is not prohibited by section 151 of the Companies Act 1985 as Herbalife International (being a foreign company) does not fall within the definition of "company" in section 735 Companies Act 1985.

5.       OPINION

Based upon, and subject to, the foregoing and subject to the assumptions in paragraph 3 above and subject to the qualifications in paragraphs 6 and 7 below, we are of the opinion that so far as the present laws of England, as applied by the English courts at the date of this opinion:-


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5.1      CORPORATE STATUS based on the results of the Searches, each UK
         Subsidiary has been duly incorporated in Great Britain and registered in England and Wales and no order or resolution for their winding up and no notice of appointment in respect of them of a liquidator, receiver, administrative receiver or administrator and no petition for the winding up of each UK Subsidiary have been presented as at the date of this opinion;

5.2 LIQUIDATION based on the results of the Searches, no step has been taken that could lead to or result in the liquidation, dissolution, administration or analogous procedure with respect to each UK Subsidiary or the appointment of a liquidator, receiver, administrator, manager, custodian, trustee or person holding an analogous position with respect to each UK Subsidiary nor has any such procedure or appointment commenced;

5.3 CORPORATE APPROVALS the consent of any person which is required by virtue of each of the Memorandum and Articles of Association of each UK Subsidiary in relation to the execution and delivery of the Agreements and the performance and observation of the terms thereof by each UK Subsidiary has been obtained and none of those actions by each UK Subsidiary will infringe the terms of, or constitute a default by each UK Subsidiary under its Memorandum or Articles of Association;

5.4 CORPORATE POWER each UK Subsidiary has the necessary corporate power and authority to enter into the Agreements and to execute, perform and observe the Agreements and no such execution, performance or observance is contrary to any provision of its Memorandum or Articles of Association

5.5 AUTHORISATION AND EXECUTION each UK Subsidiary has duly authorised and executed the Agreements to which it is a party;

5.6 VALIDITY the Agreements and the rights and obligations created thereby constitute the legal, valid and binding obligations of each UK Subsidiary;

5.7 CHOICE OF LAW the choice of New York law to govern the Guarantee will be upheld as a valid choice of law in the English courts by virtue of the Contracts (Applicable Law) Act 1990;

5.8 FORUM FOR ENFORCEMENT the English courts will recognise and enforce a valid judgment entered against each UK Subsidiary under the Guarantee by a court of competent jurisdiction in the State of New York as a debt or obligation due by a defendant to a plaintiff under English law on which a plaintiff can bring an action in an English court without re-examination or re-litigation of the merits provided that the defendant properly submitted to the jurisdiction of the courts of the State of New York and that the following circumstances applied:

         5.8.1 the judgment was for a fixed and definite sum of money other than a sum payable in respect of Taxes, or other public charges of a like nature, fines, penalties or multiple damages;

         5.8.2 the judgment was final and conclusive between the parties notwithstanding that it may be subject to an appeal or that an appeal is pending;


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         5.8.3    the judgment was not obtained by fraud, duress or in a manner opposed to the principles of natural justice;

         5.8.4 the judgment was not given in proceedings brought in breach of an agreement for settlement of disputes;

         5.8.5 the judgment is free from conflict with any other judgment that the courts of England would recognise as valid and does not amount to a judgment on a matter previously determined by an English court;

         5.8.6 enforcement or recognition of the judgment is not contrary to public policy as applied by the English courts;

         5.8.7 the judgment remains valid and enforceable in the court in which it was obtained unless and until it is set aside;

         5.8.8 the judgment does not breach a rule of law specified in an order made by the Secretary of State in England as being concerned with the prohibition or regulation of agreements, arrangements or practices designed to restrain, distort or restrict competition;

         5.8.9 enforcement procedures in respect of the judgment are instituted within the period prescribed by the Limitation Acts 1939 to 1980 or the Foreign Limitations Periods Act 1984, as applicable;

         5.8.10 the judgment does not show on its face a perverse and deliberate refusal to apply generally accepted principles of private international law;

         5.8.11 the enforcement of such judgment would not involve the enforcement of a foreign revenue, penal or other public law;

6.       OBSERVATIONS

6.1 REPRESENTATIONS AND WARRANTIES It should be understood that for the purposes of this opinion, we have not been responsible for investigating or verifying (and have taken no steps to investigate or verify) the accuracy of the facts, or the reasonableness of any statements of opinion or intention, contained in the documents referred to in paragraph 2.1 of this opinion or the accuracy of completeness of any of the representations and warranties given by the UK Subsidiaries under the Agreements.

6.2 FOREIGN LAWS We do not express any opinion herein as to, nor have we investigated for the purposes of this opinion, the laws of any jurisdiction other than England (including those of the European Community and of New York, (save to the extent as incorporated into English law)). Further, it is assumed that no foreign law (including those of the European Community and of New York), which may apply with respect to the Guarantee or any of the transactions and matters contemplated thereby would be such as to affect any of the conclusions stated in this opinion. We have not been requested nor are we required to update this opinion in the future.


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7.       MISCELLANEOUS

7.1 RELIANCE/DISCLOSURE This opinion is addressed to you for your sole benefit and may not, without our prior written consent, (i) be relied upon by any other person, or (ii) be disclosed to any other person (except to persons who in the ordinary course of business have access to your records on the basis that they will make no further disclosure). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-101188).

7.2 SCOPE This opinion is strictly limited to the matters stated in it and does not apply by implication to any other matters.



Yours faithfully



Chadbourne & Parke



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                                   APPENDIX A



Herbalife International Do Brasil Ltda.
Herbalife (UK) Limited
Herbalife Europe Limited
Herbalife International Finland OY
Herbalife International of Israel (1990) Ltd.
Herbalife of Japan K.K.
Herbalife Internacional de Mexico, S.A. de C.V.
Herbalife Products de Mexico, S.A. de C.V.
Herbalife Sweden Aktiebolag
Herbalife China, LLC
Herbalife International of America, Inc.
Herbalife International Communications Inc.
Herbalife International Distribution, Inc.
Herbalife International of Europe, Inc.
Herbalife Taiwan, Inc.
Herbalife International (Thailand) Ltd.
WH Luxembourg CM S.a.R.L.
WH Luxembourg Intermediate Holdings S.a.R.L.
WH Luxembourg Holdings S.a.R.L.
WH Intermediate Holdings Ltd.


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                                   APPENDIX B

                      FORM OF OPINION OF MR. ROBIN POTTS QC

 -----------------------------------------------------------------------------

                                    OPINION


RE: ACQUISITION OF HERBALIFE INTERNATIONAL. INC. AND FINANCIAL ASSISTANCE PROVIDED BY TWO UK SUBSIDIARIES
         ---------------------------------------------------------------------

 -----------------------------------------------------------------------------


1.       TRANSACTION OVERVIEW:

         This transaction involved the acquisition by WH Holdings (Cayman Islands) Limited (the "Acquirer") of the entire issued share capital in Herbalife International, Inc., (a US corporation) ("Herbalife International"). The acquisition was partially financed through the issuance of 11 3/4% Series A Senior Subordinated Notes due 2010 (the "Series A Notes") issued by Herbalife International. The obligations under the Series A Notes were guaranteed by certain subsidiaries and parent companies of Herbalife International, including Herbalife (UK) Limited and Herbalife Europe Limited (together, the "UK Subsidiaries"). In connection with the Series A Notes, the following New York law governed documents were executed: (i) an Indenture, dated as of June 27, 2002 (the "Indenture"); (ii) a Purchase Agreement, dated as of June 21, 2002 (the "Purchase Agreement"); and (iii) a Registration Rights Agreement dated as of June 27, 2002 (the "Registration Rights Agreement"). The UK Subsidiaries became a party to each of these agreements (i)-(iii) by executing, respectively, (a) a Supplemental Indenture, dated as of July 31, 2002; (b) a Joinder to the Purchase Agreement; dated as of July 31, 2002 (the "Joinder to the Purchase Agreement"); and (c) a Joinder to the Registration Rights Agreement dated as of July 31, 2002 (all of which documents are governed by New York law). The UK Subsidiaries also executed (d) a New York law governed Guarantee, dated as of July 31, 2002, (the "Guarantee") with respect to the obligations of Herbalife International under the Series A Notes pursuant to the Indenture. Pursuant to the Registration Rights Agreement, Herbalife International is now offering to exchange 11 3/4% Series B Senior Subordinated Notes due 2010 (the "Series B Notes") for an equal principal amount of outstanding Series A Notes. The Series B Notes will be issued on substantially the same terms as the Series A Notes, and the terms of the Indenture provide that the Guarantee extends to the Series B Notes. A prospectus will be filed with the Securities and Exchange Commission on Form S-4 (the "Registration Statement (No. 333-101188)") for the purpose of registering the Series B Notes and, inter alia, the guarantee by the UK Subsidiaries of Herbalife International's obligations under the Series B Notes under the Securities Act of 1933, as amended. The UK Subsidiaries will become Co-Registrants in relation to their Guarantee in connection with the aforesaid exchange offering.


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2.       ALTERNATIVE ANALYSES:

2.1 Two analyses as to the application of s.151 Companies Act 1985 to financial assistance granted by the UK Subsidiaries in relation to the acquisition of shares in its foreign parent are possible.

2.2 First, Section 151(1) Companies Act 1985 provides, "Subject to the following provisions of this Chapter, where a person is acquiring or is proposing to acquire shares in a company (i.e. Herbalife International), it is not lawful for the company (i.e. Herbalife International) or any of its subsidiaries (i.e. Herbalife (UK) Limited and Herbalife Europe Limited) to give financial assistance (eg granting guarantees to support the Series A Notes or the Series B Notes) directly or indirectly for the purpose of that acquisition (i.e. the acquisition by WH Holdings (Cayman Islands) Limited of the entire issued share capital in Herbalife International) before or at the same time as the acquisition takes place".

         For s.151 to apply, the acquisition must be of shares in a "company'.
         Section 735(1) defines "company" to mean "a company formed and registered under this Act". Section 735(4) provides that "the definitions in this section apply unless the contrary intention appears. So on a literal interpretation of the Act and on the basis that no "contrary intention" appears on the face of the legislation, financial assistance for the acquisition of shares in a company incorporated outside Great Britain appears to be outside the ambit of
         s.151. On this analysis Herbalife (UK) Limited and Herbalife Europe Limited, being the subsidiaries of a foreign (US) parent could give financial assistance for the purchase of shares in its (ultimate) parent, Herbalife International without requiring the exempting procedure set out in Section 155 Companies Act.

2.3 An alternative interpretation of s.151 can be made on the basis that a contrary intention under s.735(4) is possible so that "company" is interpreted to mean any company, including foreign companies. Section 151(1) in addition to referring to "company" also refers to "subsidiaries". The normal definition of "subsidiaries" is contained in s.736, which provides "a company is a "subsidiary" of another company, its "holding company", if that other company.. .(c) is a member of it and controls a majority of the voting rights in it, or if it is a subsidiary of a company which is itself a subsidiary of that other company." Herbalife (UK) Limited and Herbalife Europe Limited could fall within the definition of "subsidiary" in s.736(1) so making Herbalife International its "holding company". Sub-section 736(3) provides "in this section "company" includes any body corporate."
         Section 740 provides, "references in this Act to a body corporate.. .include a company incorporated elsewhere than in Great Britain".


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         In the case of Arab Bank Plc v. Merchantile Holdings Limited and another [1994] 1 BCLC 330 Millett J. held (although in relation to a case having differing facts involving shares being acquired in a UK parent company, with financial assistance proposed to be given by its foreign subsidiary company) that s.151 did not prohibit a foreign subsidiary from giving financial assistance for the acquisition of shares in its English parent company on the basis that any of its subsidiaries" in s.151 must be construed as limited to those subsidiaries which are English companies. Millett J did however look at the mischief which s.151 was to address and in that case remarked (however only as non-binding obiter) that, "the primary class of persons which the section [s. 151] was designed to protect must, in my judgment, be the creditors of the assisting company; and they are equally prejudiced by the extraction of its assets for the purpose of financing the acquisition of shares in its parent company whether that parent company is English or foreign. I can see no possible reason or justification for excluding such a case from a prohibition and, if this was indeed the result of the recasting of the statutory language in 1981, I think that it must have been inadvertent".

         There does therefore appear to be an argument that looking at the mischief which section 151(1) is designed to protect against and in the context of s.736(4), there is a possible contrary intention which applies the s.736(3) definition of company rather than s.735, where the company doing the actions which would be financial assistance is a UK company.

3.       OPINION AND REASONS:

3.1 I have previously advised that the granting of financial assistance by the two UK subsidiaries was permitted such that no exempting procedure was required. My reasons for this conclusion, which I am pleased to reconfirm, are that:

         3.1.1 Reading the judgement of MiIlett J in Arab Bank v Mercanti!e Holdings [1994] 1 BCLC 330, one can see that Millett J. considered and compared the language of section 54 of the Companies Act 1948 and the changes made by section 151 of the Companies Act 1985 (which re-enacted in similar terms the changes made by sections 42 to 44 of the Companies Act 1981). The primary change is that the prohibition now starts with the company whose shares are to be acquired (the target company) and prohibits the target company or `any of its subsidiaries' from giving financial assistance for the purchase of the shares in the target company. This is to be contrasted with the prohibition contained in section 54 of the Companies Act 1948, which was directed to the company which provided the financial assistance and declared it unlawful for that company to provide financial assistance in connection with the acquisition of its own shares or shares in its holding company.

         3.1.2 Millett J observed, "it is difficult to believe that this change, which is primarily one of style, was intended to make any alteration in the substantive law, particularly when the opening words of section 153 refer back to section 151 as if it were still cast in the old form; and in an entirely domestic situation it does not do so. But because of the statutory definitions of `company' (which prima facie means an English company) and `subsidiary' (which does not) it appears to have made at least one change and may have made two".


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
         3.1.3 Millett J continued in his judgement, "Formerly, the assisting company had to be a `company', i.e. an English company; but the target company did not: it was sufficient if it was the assisting company's holding company. Now, however, it is the target company which has to be `a company'; the assisting company does not: it is sufficient if it is one of the target company's subsidiaries. The new requirement that the target company must be `a company' means that the giving of financial assistance by the English subsidiary of a foreign parent company for the acquisition of shares in that company appears to be no longer prohibited." It is clear from this passage that this is the one change which Millett J believes the recasting of the 1948 Companies Act appears to make. The second change which the "recasting" may have made in the passage at paragraph 3.1.2 was thus a reference to the possibility that section 151 has rendered illegal for a foreign subsidiary of an English target company to give financial assistance for the acquisition of shares in the English target company.

         3.1.4 The actual legal question which Millett J had to decide was whether section 151 has made it unlawful for a foreign subsidiary of an English parent company to give financial assistance for the purpose of acquisition of shares of its parent company (i.e. the second possible change). He stated, "The defendants submit that if the mischief sought to be prevented was the extraction of assets from the subsidiary, then the section would have prohibited an English subsidiary of a foreign parent from giving financial assistance for the purchase of shares of the parent company. This would be a formidable argument if I were persuaded that the failure to cover this case, covered in the 1948 Act, was deliberate; but I am not. The primary class of persons which this section was designed to protect must, in my judgment, be the creditors of the assisting company; and they are equally prejudiced by the extraction of its assets for the purpose of financing the acquisition of shares in its parent company whether that parent company is English or foreign. I can see no possible reason or justification for excluding such a case from the prohibition and, if this was indeed the result of the re-casting of the statutory language in 1981, I think that it must have been inadvertent". Millett J did not answer the question of whether this was the effect of the re-casting of the statutory language - all he was saying is that if this was indeed the result of the re-casting, it was not deliberate in his view. Indeed to consider that this change had not occurred would be inconsistent with the view which Millett J appears to have expressed earlier in his judgement regarding the interpretation of the changes to the 1948 Companies Act which appear to have been made requiring the target company to be an English company before the statutory prohibition operated. Ultimately, Millett J did not have to decide the point of whether or not the law had changed on this point as he was not required to do so. The actual decision of Millett J was that for the purposes of Section 151 the expression "such subsidiaries" was, notwithstanding Section 736, confined to English companies.


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
         3.1.5 When reading section 151, the definition of `company' as it appears in the first line (in relation to shares being acquired or proposed to be acquired in a company) is governed by section 735, despite references to `any body corporate' in section 736 defining the expressions "subsidiary" and "holding company" (which section Millett J also considers in his judgement). A section 735 `company' is a company formed and registered under the Companies Act. In the present situation there is a US parent target and UK subsidiaries so the critical question is whether that foreign (US) parent company is a `company' for the purposes of section 151. This is answered by reading the section 735 definition of `company'.
                  Section 735 is subject to any contrary intention as per
                  section 735(4) but, in my opinion, none is apparent and so, the target company must be a UK company. Indeed, when Millett J refers to `company' in quotation marks when discussing sections 735 and 736, the meaning he clearly intended is that contained in section 735.

         3.1.6 I do not consider that it is relevant to the present issue to turn to section 736, which defines holding company and subsidiary for this purpose - despite the provision in section 736(3) that this company includes any body corporate i.e. including overseas companies (by section 740).

         3.1.7 Buckley on the Companies Act at 151.22, states that section 151 does not apply where a subsidiary registered in Great Britain gives financial assistance for the purpose of the acquisition of shares in a holding company which is not incorporated in Great Britain. There is, however, a footnote stating that, in Arab Bank, "Millett J (at 337) was not convinced that the result stated in the text was the effect of section 151. He said that if it was the result it must have been inadvertent". It is in my opinion clear from the text that the editors take the view that whether Millett J was right or wrong about the change being inadvertent, that it is indeed the effect of section 151.

                  Gore-Browne on Companies (Boyle and Potts) at 13.9.1 expresses the same view providing, with regard to the Arab Bank case, "nor it seems does it (Arab Bank) prohibit the giving of financial assistance by an English subsidiary to acquire shares in its foreign parent". Tolleys Company Law at F4003/2 also follows this line of reasoning. (I do acknowledge that Penningtons Company Law at page 454 considered the giving of financial assistance by a UK subsidiary to a foreign holding company to be financial assistance under the 1985 Act. Palmer's Company Law does not actually appear to express any firm conclusion one way or the other.)


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
         3.1.8 I also consider that it would be curious if the giving of financial assistance by a UK subsidiary for the purpose of assisting an acquisition of shares in its foreign parent were prohibited financial assistance having regard to section 155.
                  Section 155(1) exempts from Section 151 the giving of financial assistance by a "private company". That expression is defined by Section 1(3) as a "company", i.e. an English company which is not a "public company". However, the exemption only operates where the shares are shares in the private company itself or are shares in another private company (i.e. a "company" which is the holding company of the first company). It would be very curious for the exempting procedure not to be available where the holding company is a foreign company. I think the reason why the example does not extend to financial assistance given for the purpose of the acquisition of shares in a foreign holding company is that such assistance does not fall within Section 151 at all and thus there is no necessity for the exempting procedure to cover such a case.

4.       REFERENCES:

         In the foregoing references to any sections are to sections of the Companies Act 1985 unless expressly stated to the contrary.

5.       CONFIRMATION

         I am pleased to confirm my opinion previously given (in particular in so far as it extends to the Series B Notes exchange offer for Series A Notes) by signing this Opinion to the effect that the granting of financial assistance by the two UK Subsidiaries was permitted such that no exempting procedure was required. I note this Opinion will be relied upon by Chadbourne & Parke LLP and Chadbourne & Parke, London, in connection with the exchange offer referred to above and I consent to the filing of this Opinion as an exhibit to the S-4 Registration Statement (No. 333-101188) for the exchange offer of $165,000,000 of outstanding Series A Notes for the registered Series B Notes.


/s/ Robin Potts
-------------------------

Robin Potts QC
Erskine Chambers
Lincolns Inn
London

Date: 4 December 2002



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
                                   APPENDIX C

                           CONTENT OF UK SUBSIDIARIES
                             DIRECTOR'S CERTIFICATES



The directors of each of the UK Subsidiaries have certified to Chadbourne & Parke that:

1. true and complete copies of the minutes of meetings of the directors of the relevant UK Subsidiary held on 26 July 2002 and 17 December 2002 (the "Minutes") and written resolutions of the board of directors of the relevant UK Subsidiary dated 12 November 2002 and as entered in the relevant UK Subsidiary's statutory books have been provided to Chadbourne & Parke;

2. the signatures on the Minutes were the true signature of the chairman of such meeting and the written resolutions of 12 November 2002 were the true signatures of all of the Directors of the relevant UK Subsidiary;

3. such meetings were duly convened and held, a quorum of duly appointed directors entitled to vote on every resolution set out in the Minutes were present throughout such meetings and each such resolution was duly passed, has not been amended or revoked and remains in force;

4 neither any such resolutions nor their implementation nor the performance, observance or exercise of any rights or obligations under any deed or other document approved by any such resolution will contravene any restriction or obligation affecting the relevant UK Subsidiary or its Directors known to be applicable to the relevant UK Subsidiary or its Directors;

5. the execution, delivery and performance of the documents referred to in the said Minutes and resolutions, the borrowing of loans and the use of the proceeds thereof by the relevant UK Subsidiary will not violate or result in a default under any material indenture, agreement or other instrument binding upon the relevant UK Subsidiary or any of its subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the relevant UK Subsidiary or any of its subsidiaries; and

6. the execution, delivery and performance of the documents referred to in the said Minutes and resolutions will not violate or result in a default under any government approval known to be applicable to the relevant UK Subsidiary.


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